Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Rocky Krivijanski	Kelly Reisdorf
Phone: 571-343-7003	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY19 Second Quarter Operating Results

Vista Outdoor Completes Sale of Eyewear Brands, Pays Down $143 Million of Debt

Vista Outdoor Takes Next Step in Transformation Plan by Commencing Divestiture Process for Savage

Vista Outdoor Raises Low End of Full Year EPS Guidance Range

Farmington, Utah, November 1, 2018 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the second quarter of its Fiscal Year 2019 (FY19), which ended on September 30, 2018.

"Vista Outdoor delivered a solid quarter, exceeding our expectations for sales and EPS, despite market challenges," said Vista Outdoor Chief Executive Officer Chris Metz. "Our ongoing efficiency and cost-reduction initiatives are beginning to bear fruit. We also completed the sale of our Eyewear Brands in the quarter which allowed us to pay down $143 million in debt. The Eyewear sale was an important step in our transformation plan, and I'm proud of our team for delivering on both our short-term financial and long-term strategy goals. We've also taken considerable steps in our process to divest the Savage Arms brands."

For the second quarter ended September 30, 2018:

•	Sales were $547 million, down 7 percent from the prior-year quarter.

•	Gross profit was $109 million, down 22 percent from the prior-year quarter.

•	Operating expenses were $128 million, compared to $266 million in the prior-year quarter. Adjusted operating expenses were $94 million compared to $105 million in the prior-year quarter.

•	Fully diluted earnings per share (EPS) was $(0.57), compared to $(2.01) in the prior-year quarter. Adjusted EPS was $0.05, compared to $0.34 in the prior-year quarter.

•
Cash flow provided by operating activities year to date was $58 million, compared to $112 million in the prior-year period. Year-to-date free cash flow generation was $55 million, compared to free cash flow of $80 million in the prior-year period.

•	Tax rate was 19.8 percent compared to 17.9 percent in the prior-year quarter. The adjusted tax rate was 49.7 percent, compared to 8.7 percent in the prior-year quarter.

Please see the tables in this press release for a reconciliation of non-GAAP adjusted gross profit, operating expenses, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2019
"The company exceeded expectations within challenging markets," said Vista Outdoor Chief Financial Officer Mick Lopez. "Our Shooting Sports segment generated sequential sales growth, while our Outdoor Products segment sales remained flat adjusted for eyewear. Overall, we are pleased with these results and our continued efforts to drive profitability."

Vista Outdoor's current guidance for FY19 is as follows:

•	Sales in a range of $2.10 billion to $2.16 billion

•	Interest expense of approximately $55 million

•	Tax rate reported of approximately 10 percent and an adjusted tax rate of approximately 30 percent, compared to 1 percent and adjusted rate of 30 percent

•
Earnings per share in a range of $(1.32) to $(1.17) and adjusted earnings per share in a range of $0.20 to $0.35, compared to previous earnings per share in a range of $(0.76) to $(0.56), and adjusted earnings per share in a range of $0.15 to $0.35

•	Capital expenditures of approximately $60 million

•	Free cash flow in a range of $70 million to $100 million

The guidance above does not include the impact of any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its second quarter FY19 financial results on November 1, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 6221508.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit, and Earnings Per Share
The adjusted gross profit, adjusted operating expenses, adjusted operating profit (adjusted EBIT), adjusted other income/(expense), adjusted interest, adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating profit (EBIT), tax rate, and EPS excluding, where applicable, the impact of costs incurred for contingent consideration, current and potential transactions, debt issuance costs, intangibles impairment, loss on Eyewear sale, business transformation activities, and tax reform. Vista Outdoor management is presenting these measures so a reader may compare gross profit, EBIT, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Quarter ended September 30, 2018:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Other Income / (Expense)	Interest Expense	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$108,757	$127,903	$(19,146)	$(4,925)	$(16,865)	$(8,118)	19.8%	$(32,818)	$(0.57)
Contingent consideration	—	(843)	843	—	—	202		641	0.01
Transaction costs	—	(6,809)	6,809	—	—	1,634		5,175	0.09
Debt issuance costs	—	—	—	—	3,203	769		2,434	0.04
Intangibles impairment	—	(23,411)	23,411	—	—	5,619		17,792	0.31
Loss on Eyewear sale	—	—	—	4,925	—	(1,379)		6,304	0.11
Transformation	4,378	(2,568)	6,946	—	—	1,667		5,279	0.09
Tax reform	—	—	—	—	—	2,190		(2,190)	(0.04)
As adjusted	$113,135	$94,272	$18,863	$—	$(13,662)	$2,584	49.7%	$2,617	$0.05

Quarter ended October 1, 2017:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Other Income / (Expense)	Interest Expense	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$138,977	$266,153	$(127,176)	$—	$(12,569)	$(25,040)	17.9%	$(114,705)	$(2.01)
Contingent consideration	—	211	(211)	—	—	314		(525)	(0.01)
Transaction costs	—	(316)	316	—	—	118		198	—
CEO transition costs	—	(8,693)	8,693	—	—	3,076		5,617	0.10
Goodwill and intangibles impairment	—	(152,320)	152,320	—	—	23,393		128,927	2.26
As adjusted	$138,977	$105,035	$33,942	$—	$(12,569)	$1,861	8.7%	$19,512	$0.34

Outdoor Products
Quarter ended September 30, 2018:
(in thousands)
	Cost of Sales	Gross Profit
As reported	$210,800	$61,666
Business transformation	(2,721)	2,721
As adjusted	$208,079	$64,387

Shooting Sports
Quarter ended September 30, 2018:
(in thousands)
	Cost of Sales	Gross Profit
As reported	$227,026	$47,093
Business transformation	(1,657)	1,657
As adjusted	$225,369	$48,750

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended September 30, 2018 and October 1, 2017. EPS amounts may not foot due to rounding.

For the second quarter ended September 30, 2018:

During the quarter ended September 30, 2018, Vista Outdoor recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid over the next two years, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 30, 2018, Vista Outdoor incurred transaction costs associated with possible and completed transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 30, 2018, Vista Outdoor wrote off debt issuance costs in connection with the prepayment of principal on our term loan and the reduction of our revolver capacity. Given the infrequent and unique nature of the debt issuance write-off costs, the company believes these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 30, 2018, the loss of a key customer for our stand up paddle boards business during the quarter resulted in a reduction of the projected cash flows for the stand up paddle boards business. Given the associated decrease in projected cash flows, we determined that a triggering event had occurred. This analysis resulted in a $23 million impairment charge related to customer relationship intangibles associated with the business. Given the infrequent and unique nature of the intangible asset impairment, the company believes these costs are not indicative of ongoing operations. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 30, 2018, the Company completed the sale of its Bollé, Serengeti, and Cébé brands (the "Eyewear Brands"). The selling price was $158 million, subject to customary working capital adjustments. As a result, during the quarter ended September 30, 2018, the Company recorded a pretax loss of approximately $5 million, which is included in other income (expense), net. Given the infrequent and unique nature of this divestiture, the company believes these costs are not indicative of ongoing operations. The tax amount is based upon the estimated taxes due on the transaction.

During the quarter ended September 30, 2018, Vista Outdoor incurred business transformation costs related to consulting services associated with a strategic supply chain efficiency initiative. These consulting services costs are directly related to improving efficiencies of inventory procurement and are therefore classified as costs of goods sold. Of the $4.4 million of cost of goods sold, approximately $2.7 million and $1.7 million was incurred by the Outdoor Products and Shooting Sports segments, respectively. During the quarter ended September 30, 2018, Vista Outdoor also incurred business transformation costs related to consulting services for the review of the company’s organizational structure and portfolio of brands, operational realignments, abandonment of certain IT assets, and the implementation of a new ERP system. Given the infrequent and unique nature of these business transformation costs, the company believes these costs are not indicative of ongoing operations. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended September 30, 2018, Vista Outdoor recognized a tax benefit related to the revaluation of the balance sheet as a result of tax legislation in the United States, which was clarified during the quarter. Vista Outdoor believes the tax benefit related to the revaluation of the balance sheet is not indicative of the ongoing operations of the company.

For the second quarter ended October 1, 2017:

During the quarter ended October 1, 2017, Vista Outdoor incurred transaction costs associated with possible transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one acquisition to another, we feel these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 37 percent.

During the quarter ended October 1, 2017, Vista Outdoor recorded $0.8 million of the $10 million of compensation for the Camp Chef earn-out, which will be paid over the next three years, subject to continued Camp Chef leadership employment and the achievement of certain incremental growth milestones. The tax effect of the contingent consideration adjustment was calculated based on a blended statutory rate of approximately 37 percent. In addition, during the quarter ended October 1, 2017, we reduced by $1 million the liability for the earn-out related to the Bell Powersports product line as a result of changes in expectations and the likelihood of achieving future profitability milestones for the remaining periods of the earn-out. There was no tax effect of this contingent consideration adjustment. Given these contingent consideration amounts relate to the purchase price of the companies and are not normal ongoing compensation of the employees, we do not believe these costs are indicative of operations.

During the quarter ended October 1, 2017, Mr. Mark DeYoung, then CEO, retired from Vista Outdoor and Michael Callahan assumed the role of interim CEO. In addition, the company performed a search for a permanent CEO. We recorded approximately $9 million in costs related to severance, retirement benefits, and executive search fees related to the CEO transition. We believe these costs are not indicative of the ongoing operations of the company. The tax effect of the costs was calculated based on a blended statutory rate of approximately 37 percent partially offset by a tax deduction shortfall.

During the quarter ended October 1, 2017, we recognized a $152 million total impairment of goodwill and identifiable intangible assets. The company previously anticipated a return to sales growth in fiscal 2018 for the Hunting and Shooting Accessories and Sports Protection reporting units. However, during the quarter ended October 1, 2017 the company concluded that the return to growth for those reporting units would take longer than previously anticipated. As a result, we reduced the projected cash flows for these reporting units to reflect the lower expected sales volume and higher product discounting. This reduction in our internal projections for these reporting units triggered an analysis of our goodwill and tradename intangibles. Given the unusual and infrequent nature of this impairment we do not believe these costs are indicative of operations of the company. The tax effect of the goodwill and intangibles impairment charge was determined based on the fact that the goodwill impairment charge of $143 million, a portion of which was non-deductible and the remainder was deductible at a rate of approximately 37 percent for tax purposes, and the remaining intangible asset impairment of $9 million was deductible at a rate of approximately 37 percent.

Free Cash Flow
Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures, and excluding debt issuance costs, transaction costs paid to date, CEO/CFO transition costs paid to date, loss on Eyewear sale, and business transformation costs. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Six months ended September 30, 2018	Six months ended October 1, 2017	Projected year ending March 31, 2019
Cash provided by operating activities	$58,342	$112,122	$113,999–$143,999
Capital Expenditures	(19,232)	(31,189)	~(60,000)
Debt issuance costs	(769)	—	(769)
Transaction	6,099	—	6,099
CEO/CFO Transition	—	(1,061)	—
Loss on Eyewear sale	1,379	—	1,379
Transformation	9,292	252	9,292
Free cash flow	$55,111	$80,124	$70,000–$100,000

Adjusted Earnings Per Share - Guidance Reconciliation Table
The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for contingent consideration, current and possible transactions, debt issuance costs, intangibles impairment, loss on Eyewear sale, business transformation activities, and tax reform, is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY19 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including transaction costs, debt issuance costs, intangibles impairment, loss on Eyewear sale, business transformation costs, and tax reform	$(1.32)	$(1.17)
Contingent consideration	0.02	0.02
Transaction costs	0.11	0.11
Debt issuance costs	0.04	0.04
Intangibles impairment	0.31	0.31
Loss on Eyewear sale	0.89	0.89
Transformation	0.19	0.19
Tax reform	(0.04)	(0.04)
Adjusted EPS guidance	$0.20	$0.35

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Farmington, Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international sales and sourcing operations in Asia, Australia, Canada, and Europe.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; use of social media to disseminate negative commentary and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with compliance and diversification into international and commercial markets; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state firearms and ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Quarter ended		Six months ended
(Amounts in thousands except per share data)	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Sales, net	$546,585	$587,283	$1,075,421	$1,156,032
Cost of sales	437,828	448,306	853,326	870,497
Gross profit	108,757	138,977	222,095	285,535
Operating expenses:
Research and development	7,210	7,447	14,178	15,238
Selling, general, and administrative	97,282	106,386	198,336	205,812
Goodwill and intangibles impairment	23,411	152,320	23,411	152,320
Impairment of held-for-sale assets	—	—	44,921	—
Income (loss) before other expense, interest, and income taxes	(19,146)	(127,176)	(58,751)	(87,835)
Other income (expense), net	(4,925)	—	(4,925)	—
Interest expense, net	(16,865)	(12,569)	(30,337)	(24,962)
Income (loss) before income taxes	(40,936)	(139,745)	(94,013)	(112,797)
Income tax provision (benefit)	(8,118)	(25,040)	(8,847)	(14,744)
Net income (loss)	$(32,818)	$(114,705)	$(85,166)	$(98,053)
Earnings (loss) per common share:
Basic	$(0.57)	$(2.01)	$(1.48)	$(1.72)
Diluted	$(0.57)	$(2.01)	$(1.48)	$(1.72)
Weighted-average number of common shares outstanding:
Basic	57,528	57,099	57,492	57,041
Diluted	57,528	57,099	57,492	57,041

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	September 30, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$46,246	$22,870
Net receivables	423,720	421,763
Net inventories	431,800	382,278
Income tax receivable	5,426	3,379
Assets held for sale	—	200,440
Other current assets	21,665	27,962
Total current assets	928,857	1,058,692
Net property, plant, and equipment	264,662	277,207
Goodwill	653,964	657,536
Net intangible assets	554,623	592,279
Deferred charges and other non-current assets	17,015	29,122
Total assets	$2,419,121	$2,614,836
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$32,000
Accounts payable	159,560	114,549
Accrued compensation	35,606	36,346
Federal excise tax	23,748	22,701
Liabilities held for sale	—	42,177
Other current liabilities	126,141	97,447
Total current liabilities	345,055	345,220
Long-term debt	741,586	883,399
Deferred income tax liabilities	53,782	66,196
Accrued pension and postemployment benefits	36,554	38,196
Other long-term liabilities	62,945	64,335
Total liabilities	1,239,922	1,397,346

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 57,551,275 shares as of September 30, 2018 and 57,431,299 shares as of March 31, 2018	576	574
Additional paid-in capital	1,759,481	1,746,182
Accumulated deficit	(241,692)	(156,526)
Accumulated other comprehensive loss	(74,278)	(104,296)
Common stock in treasury, at cost — 6,413,164 shares held as of September 30, 2018 and 6,533,140 shares held as of March 31, 2018	(264,888)	(268,444)
Total stockholders' equity	1,179,199	1,217,490
Total liabilities and stockholders' equity	$2,419,121	$2,614,836

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Six months ended
(Amounts in thousands)	September 30, 2018	October 1, 2017
Operating Activities:
Net income (loss)	$(85,166)	$(98,053)
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	27,371	27,503
Amortization of intangible assets	13,620	18,253
Impairment of held-for-sale assets	44,921	—
Goodwill and intangibles impairment	23,411	152,320
Amortization of deferred financing costs	5,033	1,494
Deferred income taxes	(12,770)	(29,425)
Loss on disposal of property, plant, and equipment	1,602	83
Loss on disposition	4,925	—
Stock-based compensation	3,880	7,325
Changes in assets and liabilities:
Net receivables	8,272	(49,967)
Net inventories	(56,511)	52,337
Accounts payable	47,659	11,950
Accrued compensation	262	2,712
Accrued income taxes	245	12,028
Federal excise tax	1,105	(4,335)
Pension and other postretirement benefits	(370)	(3,840)
Other assets and liabilities	30,853	11,737
Cash provided by operating activities	58,342	112,122
Investing Activities:
Capital expenditures	(19,232)	(31,189)
Proceeds from sale of Eyewear business	151,595	—
Proceeds from the disposition of property, plant, and equipment	335	58
Cash provided by (used for) investing activities	132,698	(31,131)
Financing Activities:
Borrowings on line of credit	70,000	210,000
Payments made on line of credit	(70,000)	(270,000)
Settlement from former parent	13,047	—
Payments made on long-term debt	(176,000)	(16,000)
Payments made for debt issuance costs	(2,845)	(1,805)
Shares withheld for payroll taxes	(846)	(2,958)
Proceeds from employee stock compensation plans	—	4,237
Cash used for financing activities	(166,644)	(76,526)
Effect of foreign exchange rate fluctuations on cash	(1,020)	1,458
Increase in cash and cash equivalents	23,376	5,923
Cash and cash equivalents at beginning of period	22,870	45,075
Cash and cash equivalents at end of period	$46,246	$50,998